Exhibit 8.1


                       [Letterhead of Sidley Austin LLP]





                                          January 20, 2006


DaimlerChrysler Financial Services Americas LLC
27777 Inkster Road
Farmington Hills, Michigan 48334


          Re:  DaimlerChrysler Financial Services Americas LLC
               Registration Statement on Form S-3 (File no. 333-127963)
               --------------------------------------------------------


Ladies and Gentlemen:

     We have acted as special federal tax counsel to the trusts referred to below in connection with the filing by DaimlerChrysler Financial Services Americas LLC, a Michigan limited liability company (the "Registrant"), of a Registration Statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto as of the date hereof, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") for the registration under the Act of asset backed notes (the "Notes") and asset backed certificates (the "Certificates") in an aggregate principal amount of up to $4,000,000,000. As described in the Registration Statement, the Notes and/or the Certificates will be issued from time to time in series, with each series being issued by a trust (each, a "Trust") to be formed by the Registrant pursuant to a Trust Agreement (each, a "Trust Agreement") among the Registrant, a wholly-owned subsidiary of the Registrant and an owner trustee. Each series may include one or more classes of Notes, which will be issued pursuant to an Indenture between the related Trust and an indenture trustee. Each series may include one or more classes of Certificates, which will be issued pursuant to a Trust Agreement.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Notes and the Certificates. This advice is summarized under the headings "Summary -- Tax Status" and "Certain Federal Income Tax Consequences" in the Prospectus and, "Transaction Summary -- Tax Status" and "Federal Income Tax Consequences" in the Prospectus
Supplement, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm (as special federal tax counsel to the Trust) under the heading "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                          Very truly yours,


                                          /s/ Sidley Austin LLP

                                          Sidley Austin LLP